Exhibit 3.12


                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 10/25/2000
                                                               001538418-3272886

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  SUCIA LIMITED

     SUCIA LIMITED, a corporation organized and existing under and by virtue of the General Corporation law of the stat of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation at a meeting duly convened and held, adopted the following resolution:

     RESOLVED that the Board of Directos hereby declares it advisable and in the best interest of the Company that Article Fourth of the Certificate of Incorporation be amended to read as follows:

     FOURTH: The total number of shares of stck which this corporation is authorized to issue is:

     Eighty Million (80.000.000) shares with a par value of One Tenth of One Million ($.0001) per share, amounting to Eight Thousand Dollars ($8,000.00) are Common Stock and Twenty Million (20,000,000) shares with a par value of One Tenth of One Million ($.0001) per share, amounting to Two Thousand Dollars ($2.000.00) are Preferred Stock.

     SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by its Secretary, this 20th day of October, 2000.


                                      /s/ Dal Grauer
                                      -------------------------
                                      Dal Grauer, Secretary